Exhibit 16.1

June 7, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp.) under Item 304(a)(1)(v) of Regulation S-K of its Form S-1 filed June 7, 2021. We agree with the statements concerning our Firm under Item 304(a)(1)(v) of Regulation S-K, in which we were informed of our dismissal on April 15, 2021. We are not in a position to agree or disagree with other statements of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP